NUMBER
40



SHARES

LUX DIGITAL PICTURES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING
Authorized To Issue 1,000,000,000 Shares Common Stock At $ 0.001 Par Value

This Certifies That ______________________________

is hereby issued ______________________________ *fully paid and non-assessable Shares of the Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* ______ *day of* ________ *A.D.* ______

SECRETARY

PRESIDENT